File Pursuant to Rule 424(b)(3)
File No. 333-191522

PROSPECTUS SUPPLEMENT No. 1

(to prospectus dated November 20, 2018)

37,497,607 Shares

PennyMac Financial Services, Inc.

Common Stock

This prospectus supplement amends and supplements information contained in the prospectus dated November 20, 2018 (as supplemented to date, the “Prospectus”), of PennyMac Financial Services, Inc. (“PFSI,” “we,” “our” and “us”), which is part of a registration statement on Form S-3 (File No. 333-191522) filed by PFSI with the Securities and Exchange Commission (the “SEC”) relating to the resale from time to time sale of securities by the selling stockholders as described therein.

This prospectus supplement modifies, supersedes and supplements information with respect to a certain selling stockholder. This prospectus supplement is incorporated by reference into, and should be read in conjunction with, the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this prospectus supplement modifies or supersedes such statement. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 9, 2020

SELLING STOCKHOLDERS

The following information is being provided to update the selling stockholder table in the Prospectus to reflect a transfer from BlackRock Mortgage Ventures, LLC of 7,780,323 shares of Common Stock to The BlackRock Charitable Foundation, and the transfer of the remaining shares previously registered on behalf of BlackRock Mortgage Ventures, LLC in the Prospectus. The percentages in the table are based on 78,558,156 shares of our common stock outstanding as of February 26, 2020. All other information in the Prospectus remains unchanged.

Selling Stockholder	Shares Beneficially Held Prior to This Offering	Percentage of Outstanding Shares Beneficially Held Prior to This Offering	Shares Being Offered for Resale	Shares Beneficially Owned After This Offering	Percentage of Outstanding Shares Beneficially Held After This Offering
The BlackRock Charitable Foundation(1)	7,780,323	9.90%	7,780,323	0	0%

(1) Reflects the 7,780,323 shares held directly by The BlackRock Charitable Foundation. BlackRock, Inc. may be deemed to have voting and dispositive power over the shares held by The BlackRock Charitable Foundation, and therefore, may be deemed to beneficially own such shares. The address for The BlackRock Charitable Foundation and BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. Shares shown include only the securities being registered for resale by The BlackRock Charitable Foundation pursuant to this registration statement and may not incorporate all shares that may be deemed to be beneficially owned by BlackRock, Inc.

INFORMATION INCORPORATED BY REFERENCE

We are allowed to include or “incorporate by reference” in this prospectus information in other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents through “incorporation by reference.” The information incorporated by reference is considered to be a part of this prospectus supplement and the Prospectus and, as noted below, certain information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement. The following documents filed with the SEC are incorporated herein by reference:

•                  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on February 28, 2020 (which incorporates by reference certain information from our Definitive Proxy Statement filed on April 3, 2020);

•                  Our Current Reports on Form 8-K filed with the SEC on February 13, 2020, March 11, 2020 and April 7, 2020; and

•                  Our Current Report on Form 8-K12B filed on November 1, 2018.

We hereby incorporate by reference into, and deem to be a part of, this prospectus supplement and the Prospectus all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the time of filing this prospectus supplement and until prior to the time of filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, except as to specific sections of such documents as specifically set forth therein including, but not limited to, information furnished pursuant to Item 2.02 or Item 7.01 of any Form 8-K, or that is otherwise furnished under applicable SEC rules rather than filed, and any exhibits to the extent furnished in connection with Item 2.02 or Item 7.01.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement or the Prospectus to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the Prospectus.

The documents noted above may also be accessed on our website at www.ir.pennymacfinancial.com. The information contained in, or accessible through, our website is not a part of this prospectus supplement or the Prospectus.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents, by writing us at the following address: PennyMac Financial Services, Inc., 3043 Townsgate Road, Westlake Village, California 91361 or by telephoning us at (818) 224-7442.

WHERE YOU CAN FIND MORE INFORMATION

We filed a registration statement on Form S-3 to register with the SEC the resale of up to 37,497,607 shares of common stock to be sold by the selling stockholders in one or more offerings. This prospectus supplement and the Prospectus are a part of that registration statement and do not contain all of the information we have included in the registration statement and its accompanying exhibits in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. The statements, which this prospectus supplement and the Prospectus make, pertaining to the content of any contract, agreement or other document, which is an exhibit to the registration statement, necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information about issuers who file electronically with the SEC. General information about us, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.ir.pennymacfinancial.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus supplement, the Prospectus or our other securities filings and is not a part of these filings.